ILIM Compliance

IRISH LIFE INVESTMENT MANAGERS LIMITED

Code of Business Conduct and Ethics for Employees and

Directors

January 2016

Confidential	ILIM

Contents

1.	Executive Summary

2.	Authorisation

3.	Compliance Policy

4.	Anti- Money Laundering

5.	Personal Share / Account Dealing

6.	Insider Dealing

7.	Conflicts of Interest

8.	Gifts and Inducements

9.	Data Protection

10.	Fitness & Probity Requirements

11.	Information Security Policy

12.	Confidentiality/Secrecy

13.	Social Media Policy

14.	ILIM’s Policy Statement on Fraud

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1.	Executive Summary

Irish Life Investment Managers (ILIM) is totally committed to the concept of integrity in all our business dealings. It is essential that all employees and directors act in good faith, always place our clients’ interests first and foremost and to act with integrity and honesty with clients and other parties with whom we have contact. The firm’s reputation and our client relationships are the firm’s most important assets.

No employee or director should act in a manner which would, or potentially could, lead to any injury to our reputation.

All employees and directors of ILIM are subject to the Great West Life (GWL) Code of Business Conduct and Ethics. The GWL Code is available here: GWL Code of Business Conduct and Ethics.

The ILIM Code of Business Conduct and Ethics has been updated and is being re-issued to advise you of the policies, procedures and guidelines that ILIM has in place that are directly applicable to employees and directors of ILIM.

They have been designed to enable you to know the standards of ethical behaviour that are expected. These policies, procedures and guidelines are based on legal, regulatory and other requirements, which apply to the investment management industry. Best practice has also been taken into account.

Please ensure that you read this Code carefully. You must understand fully the requirements, since it is your responsibility as an employee/director of ILIM to ensure that you observe and comply with these policies, procedures and guidelines. Please note this Code, which may be amended from time to time, forms part of your contract of employment with ILIM. Any breach of the Code may result in disciplinary action, up to and including dismissal. ILIM’s Code of Business Conduct and Ethics applies to all ILIM employees and directors.

If any employee has a concern in relation to any ILIM practice, he/she should immediately contact me, the Compliance department, or any member of the ILIM Executive Management Team. Please feel open to voice without delay any concerns that arise.

Remember: Ultimate responsibility for compliance lies with each employee and director of ILIM.

Patrick Burke

Managing Director, January 2016

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2.	Regulatory Background

❖ ILIM’s Authorisation

ILIM is regulated by the Central Bank of Ireland under the EC Markets in Financial Instruments Regulations 2007 (MiFID). MiFID applies to all investment firms and regulated markets in the European Economic Area (EEA), and aims to reduce barriers to cross border financial services via the implementation of harmonised Pan-European rules governing investment firms, and to create a single market and investment services regulatory regime across EEA member states.

MiFID obliges ILIM to act honestly, fairly and professionally in accordance with the best interests of its clients.

ILIM is a registered investment adviser with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“the Advisers Act”). As a registered adviser, and as a fiduciary to our advisory clients, ILIM has a duty of loyalty and to always act in good faith, to place our clients’ interests first and foremost, and to make full and fair disclosure of all material facts and in particular, information as to any potential and/or actual conflicts of interests.

ILIM also holds an International Adviser Exemption in Manitoba and Ontario, Canada.

❖ Supervision

Under the Central Bank of Ireland’s risk based supervision framework, PRISM, ILIM can expect the CBoI to actively engage with the firm on an on-going basis, to conduct a regular programme of interaction with the directors and senior management to ensure that supervisors understand strategic developments and emerging risks, and to conduct proportionate full risk assessment visits periodically. In addition, ILIM is required to submit a comprehensive suite of regulatory returns to the CBoI and to co-operate as required in any themed inspections undertaken by the CBoI.

ILIM has separate ongoing reporting and filing obligations to the SEC, and is subject to the SEC’s supervision framework. ILIM is also subject to certain annual and monthly filing requirements of the Ontario and Manitoba Securities Commissions.

❖ ILIM’s Key Activities

ILIM’s core regulated business activity is the provision of discretionary portfolio management to institutional clients. Our clients include life assurance companies, large occupational pension schemes, collective investment schemes and corporate clients, all of whom are classed as professional clients under MiFID.

ILIM is an appointed investment manager to Beresford Funds plc (formerly ILIM Funds plc), a self-managed UCITS which provides non-life unitised investment vehicles for domestic and international institutional investors. ILIM’s subsidiary company Summit Asset Managers Ltd (SAM), in its capacity as a UCITS Management Company, manages two retail UCITS umbrella

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funds - Summit Mutual Funds plc (SMF) and Summit Investment Funds plc (SIF) - and has appointed ILIM as the investment manager to both umbrellas.

SAM is separately authorised as an Alternative Investment Fund Manager (AIFM) and has been appointed as the Manager for ILIM’s existing alternative Investment funds, the Irish Infrastructure Trust and ILIM Property Fund plc, and will be AIFM to any further alternative investment funds (AIFS - i.e. non-UCITS funds) established by ILIM. SAM appoints ILIM to provide portfolio management services to the AIFs which it manages.

In addition, ILIM provides various administration and support services to a number of large institutional clients, including Irish Life Assurance (ILA), Canada Life Europe (CLE) and Ark Life. These are ancillary to the core portfolio management service, or provided on a stand-alone basis. These include back-office, fund accounting and pricing services, and client servicing.

❖ Questions?

Should you have any questions regarding the content of this document please do not hesitate to contact the Compliance department.

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3.	Compliance Policy

❖ Introduction

The financial services industry has seen a considerable increase in the development and pace of legal and regulatory requirements applying to the financial services industry in recent years and this looks set to continue.

As an investment firm the key regulations and legislation that apply directly to ILIM are: the MIFID Regulations (which have been supplemented by the Central Bank’s Supplementary Supervisory Requirements (SSR) for investment firms); the Capital Requirements Directives (CRD); Market Abuse Regulations; Transparency Regulations and Takeover Panel Rules; Anti Money Laundering legislation; and the Fitness and Probity Regulations.

As a SEC registered adviser, ILIM and our employees are also subject to various requirements under the Advisers Act and rules adopted under the Advisers Act, and which are reflected in our Code of Business Conduct and Ethics.

ILIM’s UCITS and AIF platforms are subject to the UCITS and AIFM Regulations respectively. The management of these platforms by Beresford Funds plc and by SAM is also subject to the governance requirements of the relevant Regulations and to the Governance Code for Collective Investment Schemes and Management Companies.

The Consumer Protection Code applies to the Irish Life Assurance plc (ILA) Investment Only client base, which is serviced by ILIM.

ILIM now operates in a changing and increasingly complex era of regulations underpinned by the Central Bank of Ireland exercising its rigorous investigative and sanctioning powers where appropriate.1

For employees, it is important to understand that compliance with all of these requirements and all other regulatory requirements applicable to ILIM, and to our Clients, is of fundamental importance to the reputation, progress and success of ILIM. Conversely, any breaches and/or contraventions are taken seriously and can be damaging to the firm. Therefore it is of utmost importance that both the firm and its employees are compliant with all applicable requirements.

❖ Compliance Department within ILIM

ILIM has in place a dedicated Compliance department, independent of the business areas. The aim of the unit is to develop a strong compliance culture so that compliance becomes a state of mind and pervasive throughout the firm. The Compliance department operates in partnership with and to support the business in implementing and monitoring procedures, ensuring that ILIM complies in full with all legal and regulatory requirements, and that the firm conducts its business in accordance with the highest ethical standards.

The Irish Life Group governance structure reflects the ‘three lines of defence’ approach.

1 As quoted in the Central Bank (Supervision and Enforcement) Act 2013 and the Central Bank strategic plan 2013 -2015.

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➢	First line of defence - the business units form the first line of defence, conducting business to meet objectives within risk appetite.

➢

Second line of defence - the Business Risk, Compliance, Irish Life Group Actuarial and Financial Functions form the second line of defence. The Compliance functions are responsible for monitoring the business units, as well as having an advisory role.

➢	Third line of defence - the Irish Life Group Internal Audit - forms the third line of defence, performing independent reviews of the adherence to risk and control standards.

It is important to recognise that ultimate responsibility for compliance lies with you as an employee/director of ILIM as far as your work is concerned. There is no role in ILIM that is not impacted on in some way by legal and regulatory requirements imposed on the firm. As an employee of ILIM you are required to familiarise yourself with the particular compliance requirements applicable to your work.

❖ Irish Life Group Limited – Group Compliance Policy and Principles

You are also required to take careful note of the Irish Life Group Limited Group Compliance Policy and Principles, which are set out below. These are guiding principles of how ILIM operating with Irish Life Group should perform in relation to legal, regulatory and market responsibilities.

It is the policy of Irish Life Group Limited:

-	To comply in full with all legal and regulatory requirements;
-	To maintain the highest standards of integrity in all our business dealings; and
-	To satisfy our customers’ requirements by providing a consistent and efficient level of service.

The following principles, which reflect the policy and which underpin the development and implementation of compliance arrangements across the Irish Life Group, have been adopted:

➢	Principle 1 – Customer Focus

We will have due regard to the interests of our customers and will treat them fairly. We will have regard to their information needs and will provide information in a way that is fair, timely and not misleading. We will make every effort to ensure the suitability of advice given and any discretionary actions taken.

➢	Principle 2 – Integrity

We will be honest and straightforward in all our business dealings.

➢	Principle 3 – Skill, Care and Diligence

We will conduct and manage our business with due skill, care and diligence.

➢	Principle 4 – Business Imperative

We will view compliance as an imperative for the business and central to the decision-making process.

➢	Principle 5 – Best Practice

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We will observe high standards of compliance practice and will operate to the spirit of the requirements, and not just to meet minimum legal and regulatory requirements.

➢	Principle 6 – Market Conduct

We will ensure that our business dealings, particularly relating to sales, marketing, and promotions of our products, are conducted in accordance with the highest standards and best practice in market conduct and in full compliance with the Consumer Protection Code, and other relevant requirements.

➢	Principle 7 – Management and Control

We will ensure that appropriate procedures are put in place to manage and control the business effectively and to meet regulatory requirements.

➢	Principle 8 – Relations with Regulatory Authorities

We will deal with regulatory authorities in an open and co-operative way.

➢	Principle 9 – Compliance awareness, training, and visibility

We will maintain a high profile, strong awareness, and visibility for our compliance principles and will ensure that employees are kept up to date on new regulatory developments and familiarise themselves with particular requirements specific to their business.

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4.	Money Laundering / Terrorist Financing

Background

1.

Irish Life Investment Managers (“ILIM”) is committed to the highest standards of anti-money laundering and counter terrorist financing (“AML/CTF”) compliance and requires employees, contractors, temporary staff and Directors (collectively “Staff”) to adhere to the standards set out in this AML/CTF policy (the “Policy”) to prevent the use of our services for money laundering or terrorist financing purposes.

2.

This Policy contains overarching minimum standards based not only on legal and regulatory obligations but also on ILIM’s own standards for ensuring that ILIM, its Staff, its clients and its reputation are not damaged as a result of ILIM’s services being misused for money laundering or terrorist financing purposes.

3.	ILIM has a responsibility to its stakeholders to protect the income, assets, resources and reputation of ILIM in the most effective way.

4.

The Policy should be read in conjunction with ILIM’s AML/CTF procedures. Where any conflicts or inconsistencies between the Policy and AML/CTF procedures are identified, this should be immediately brought to the attention of the ILIM MLRO. The spirit and principles of this Policy will prevail.

5.	ILIM will ensure that its AML/CTF strategies, goals and objectives are updated on an ongoing basis and that best practices are adopted where possible.

6.

ILIM requires all Staff to act honestly and with integrity at all times and to safeguard the resources for which they are responsible. Adherence to the word and spirit of this Policy is the responsibility of all Staff.

7.	ILIM will adopt comprehensive procedures that are proportionate to the nature, scale and complexity of the services it provides.

8.	This Policy is deemed appropriate to the nature, scale and complexity of ILIM’s business.

  Applicability

9.	ILIM is under an obligation to adhere to the AML/CTF requirements contained in the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 (as amended by the Criminal Justice Act 2013)

10.

This Policy will incorporate any subsequent legislative amendments, relevant anti-money laundering guidelines and related legislative and regulatory provisions and requirements of the Great–West Life Co Anti-Money Laundering and Anti-Terrorist Financing Policy (where applicable).

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  Money Laundering and Terrorist Financing Activity

11.

Money laundering is a process by which criminals pass the proceeds of their criminal activity through legitimate financial systems to make the money appear to be clean or unrelated to crime. It generally consists of three stages:

●	Placement: This is the introduction of illegally obtained monies or other valuables into financial institutions.
●	Layering: This involves separating the proceeds of criminal activity from their source through the use of layers of complex financial transactions.
●	Integration: This is the process by which the laundered proceeds are brought back into the economy in a way that they appear to be legitimate funds.

12.

Terrorist financing involves similar processes to money laundering and many terrorist groups will have well established links with organised criminal activity. There are however two major differences, often only small amounts are required to commit individual terrorist acts, thus increasing the difficulty of tracking the terrorist property and terrorists can be funded from legitimately obtained income, including charitable donations making it extremely difficult to identify the stage at which legitimate funds become terrorist property.

Money Laundering and Reporting Officer (“MLRO”)

13.	ILIM will appoint an MLRO with sufficient level of seniority and independence and free to act on his/her own authority.

14.	ILIM will also ensure that the MLRO has sufficient resources and support Staff to perform his/her functions.

15.	The MLRO will oversee the annual review of the risk assessment and the Policy and procedures.

16.	The MLRO will regularly assess the inherent risk of money laundering and terrorist financing and shall oversee the development of, practices and procedures in accordance with this Policy.

17.	The MLRO will direct senior management to implement, such practices, procedures, training or other initiatives which are deemed necessary to comply with current anti-money laundering legislation.

18.	ILIM will ensure that the MLRO has access to relevant information to carry out his/her role effectively.

19.	The MLRO will receive and consider reports in relation to knowledge or suspicion of money laundering or terrorist financing activity and make external reports in a timely manner.

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  Policy Statement and Requirements

In accordance with its obligations imposed under current AML/CTF legislation, ILIM has developed processes and procedures appropriate to the nature, scale and complexity of its business. In particular:

20.

ILIM will meet its obligations by adopting a risk based approach. This risk based approach will recognise the varying money laundering and terrorist financing threats ILIM faces by examining a number of factors including client, product/service, distribution and geographical risk. Senior management play a critical role in leading the risk based approach to AML/CTF and must be fully engaged in the decision making process in this regard.

21.	ILIM will produce management information and provide it to senior management to enable them to review and assess the effectiveness of the AML/CTF regime in ILIM.

22.	ILIM will complete a detailed risk assessment of AML/CTF on an annual basis. The risk assessment will be approved by ILIM senior management and the ILIM Board.

23.	ILIM will establish the purpose of any business relationship.

24.	Where applicable, ILIM will identify and verify the identity of the beneficial owner in accordance with the requirements under current AML/CTF legislation.

25.	In accordance with legislative requirements, ILIM will monitor transactions for unusual or suspicious activity that may indicate that money laundering or terrorist financing is occurring.

26.	ILIM will not embark on or continue any business with a shell bank.

27.

ILIM will apply enhanced client due diligence requirements where the money laundering or terrorist financing risk is higher, in particular for non-face-to-face business and non- resident Politically Exposed Persons (“PEP’s”) if such a situation where to arise.

28.

ILIM will take appropriate, proportionate steps to identify those known, suspected or advised to be a non-resident PEP or an immediate family member or close associate of a non-resident PEP and will implement specific procedures and controls in respect of such business.

29.

ILIM takes its responsibility to deny financial services to those subject to sanctions very seriously. ILIM will take the necessary steps, including freezing accounts, to deny these services and report those identified to the appropriate authorities.

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30.	ILIM will adopt policies, procedures and controls to ensure that all AML/CTF obligations under current AML/CTF legislation are being adhered to as required.

31.	ILIM will adopt and maintain procedures to ensure that suspicious transactions are reported to the Garda and the Revenue Commissioners quickly and to a high quality standard.

32.

ILIM will ensure that all Staff responsible for carrying out transactions and/or for initiating and/or establishing business relationships must undergo AML/CTF training. Initial induction training will be provided on joining ILIM and refresher training will be provided on at least an annual basis. Training will include reference to the legal responsibilities of individuals and how to identify suspicious transactions.

33.	ILIM will retain in the State adequate records relating to AML/CTF for at least 5 years and store them in a manner that is secure and easily retrievable.

34.	ILIM will conduct ongoing monitoring of compliance with AML/CTF policies and procedures to assess adequacy of systems and controls.

35.

ILIM may rely on certain entities called relevant third parties to meet some of its legislative obligations where an agreement is in place acknowledging that the relevant third party is being relied upon and agreeing to provide CDD documentation to ILIM if requested. However, ILIM may not rely on relevant third parties in respect of ongoing monitoring.

Responsibilities

36.

Full accountability for AML/CTF resides with the ILIM Board who is responsible for the oversight of the Company’s AML/CTF programme. Members of ILIM’s senior management team should be familiar with the AML/CTF risks that might occur within their business areas and be fully aware of their obligations under the current AML/CTF legislation.

  Senior Management must:

☐	Ensure compliance with this Policy throughout their operations.

☐	Consider their exposure to AML/CTF risk and introduce preventative controls into new and existing systems and processes if necessary.

☐	Encourage an open and compliant culture amongst Staff.

☐	Develop pro-active methods of money laundering and terrorist financing detection.

☐	Allocate sufficient and appropriate resources to implement this Policy effectively.

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☐	All managers have an obligation to ensure strong and effective AML/CTF controls are applied consistently within their areas and in line with all ILIM’s policies and procedures.

The creation of an AML/CTF culture underpins this Policy. All Staff has responsibility to comply with this Policy and relevant procedures. All Staff are responsible for the prevention, detection and reporting of money laundering and terrorist financing and are equally expected to be vigilant to money laundering and terrorist financing at all times.

ILIM Compliance is responsible for the following:

☐ Drafting and agreeing this Policy with the ILIM Executive Management Team.

☐ Bringing the Policy to the Board.

☐ Communicating this Policy.

☐ Generating awareness of AML/CTF obligations.

☐ Liaising with external authorities/agencies.

EU Financial Sanctions

37.

EU Financial Sanctions is in pursuit of the objectives of the Common Foreign and Security Policy (CFSP) and related Irish Statutory Instruments (‘EU Financial Sanctions’) (Sanctions Regime). It is the policy of ILIM to have processes in place to ensure adherence to requirements of the Sanctions Regime. ILIM will take appropriate steps and implement appropriate processes and procedures to seek to deny services to those persons or entities that are subject to sanctions and will report those identified to the appropriate authorities.

Review of Policy

38.	ILIM Compliance will review this Policy on an annual basis and at such other time as may be required by the introduction of new or amended legislation.

39.	This Policy will be brought to the ILIM Board for their review and approval on an annual basis.

40.	Where there are material amendments to the Policy subsequent to Board approval, the revised Policy will be submitted again to the ILIM Board for their approval.

Confidentiality

41.	No information concerning the status of an AML/CTF investigation will be disclosed or discussed with anyone other than those who have a legitimate need to know.

Reference

42.	This Policy should be read with:
Anti Money Laundering Procedures

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ILIM Code of Business Conduct and Ethics for Employees and Directors

GWL Code of Business Conduct & Ethics

  Administration

43.	The Policy is written and maintained by ILIM Compliance to whom any questions related to its application or content should be addressed.

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5.	Personal Transaction / Personal Account Dealing Policy & Procedure

Introduction

Every employee of Irish Life Investment Managers (ILIM) is obliged to comply with the conditions of the Personal Transaction / Personal Account Dealing Policy and Procedure as outlined below, which covers all personal trades. The procedures cover personal transaction dealings by staff in financial instruments, transaction dealings in financial instruments by related parties, and any trading activity in which a staff member has a beneficial interest.

US Securities Exchange Commission (“SEC”) Access Person rules apply to employees of a registered investment adviser who have access to prescribed non-public information. Given the nature of ILIM’s business, including front office, back office and administrative services, it is ILIM’s policy to apply the Access Person rules to all staff of the firm.

A Personal Account (PA) transaction:

●

Is a trade in a financial instrument – i.e. transferable securities such as equity and debt securities and ETFs, as well as derivative securities, private investment funds, shares of investment companies and collective investment schemes, and investments in department investment trusts.

●	Refers to trades by

-	An employee of ILIM;

-

A related party of an employee, i.e. a spouse/partner, or any other person whose business, private or familial relationship with an employee of ILIM might reasonably be expected to give rise to a conflict of interest in dealings for clients of ILIM;

-

Other parties in circumstances where an employee has a material interest in the outcome or where the employee believes it may be a relevant transaction to report, e.g. where the employee may obtain benefits substantially equivalent to ownership by reason of any relationship/arrangement;

●	Includes both voluntary and involuntary transactions.

Insider Dealing

No employee may deal, or otherwise advise anyone else to deal, in the stock or shares of a company (or any other financial instrument) while in the possession of price sensitive information. The legal requirements in relation to insider dealing are laid out in the Investment Funds, Companies and Miscellaneous Provisions Act 2005. The US Insider Trading and Securities Fraud Enforcement Act of 1988 provides for civil and criminal penalties.

Speculative Dealings

Dealings in margined transactions (including futures, CFDs and financial spread betting) are prohibited. Dealings in traded options are permitted only when they involve the purchase of call or put options, and are subject to PA Dealing Approval. Dealings in futures linked to a market index are permitted and are subject to PA Dealing Approval.

ILIM Trading

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Staff may not deal in any financial instrument when a fund managed by ILIM is building a position or disposing of a position in that financial instrument. Staff must not enter into a personal transaction which involves the misuse of confidential client information.

PA Dealing Procedures

PA Dealing Approval and Trading Process

●	Prior approval must be obtained for all relevant transaction dealings by staff, by their related parties, or in any trades in which staff have a material or beneficial interest.

●	Sign-off by ILIM Compliance is required.

●	The PA Dealing Approval Form can be found on ILIM’s Intranet and is available to all staff.

❖   Trades which require prior written approval include:

●	voluntary transactions initiated on the instructions of the relevant person (or related party) and where the timing is under discretion of the relevant person

●	in any financial instrument, including shares and fixed interest securities (quoted or unquoted), and in initial public offerings and limited offerings.

❖   Trades which do not need to be pre-approved include:

●

Involuntary transactions, i.e. a transaction where the timing occurs outside of the control of employee e.g. annual Employee Share Ownership Scheme, or a compulsory corporate action. Staff should confirm with the compliance department if in doubt.

❖   Unit-linked funds managed by ILIM

● Transactions in unit-linked funds including pension policies (in general) do not require prior approval.

● In general, staff holdings in unit linked policies align personal interest with policyholders rather than conflicting interest. The rules for unit transactions and timing are no different for staff. Individual unit holder transactions are immaterial in relation to the size of the fund

● Staff must be mindful of any potential conflicts of interest they may have in relation to dealings in unit-linked funds. This would include knowledge of pricing basis changes, material fund transactions (e.g. property transactions), fund rebalancing etc. Any questions on conflicts of interest should be raised with the compliance department.

Excessive activity by staff in unit-linked funds is considered to be in conflict with the interests of clients.

Employee Declaration

Each employee must sign a declaration confirming that they have considered carefully whether any information they have in respect of any shares or instruments they are seeking approval to transact in might be considered price sensitive information, and therefore would breach any of the provisions of the insider dealing laws in Ireland, the US or any other country. Each employee must also declare that they have no conflict of interest to declare regarding the proposed transaction(s), and must confirm that the transaction proposed does not involve the misuse of confidential client information. This declaration is included in the PA Dealing Approval Form.

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❖   Approval & Compliance Sign-Off

Approval

Except in the case of exceptions as outlined below, approval must be obtained from one of the following members of the ILIM Executive Management Team (“the approval panel”):

●	Chief Investment Officer,
●	Director of Investment Development,
●	Director of IT and e-Business, or
●	the Managing Director of ILIM

Exceptions

➢

The Head of Centralised Dealing and members of the ILIM Executive Management Team must obtain approval from the Managing Director of ILIM. If approval cannot be obtained from the Managing Director, approval should be obtained from one of the following: a Non-Executive Director of the ILIM Board, the Head of Compliance and Risk, the Director of Group Compliance and Operational Risk, or the Group Chief Actuary & Chief Risk Officer.

➢

The Managing Director of ILIM must obtain Approval from a Non-Executive Director of the ILIM Board, the Head of Compliance and Risk, the Director of Group Compliance and Operational Risk, or the Group Chief Actuary & Chief Risk Officer.

➢	The Head of Compliance and Business Risk must obtain approval from the Director of Group Compliance and Operational Risk (or where applicable the Group Chief Actuary & Chief Risk Officer).

Compliance sign-off

●

Once approval is granted by a member of the approval panel (or in accordance with the exceptions as outlined above), sign-off must then be obtained from a member of the Compliance department before trading.

●	Sign-off by ILIM Compliance requires the reviewer to:

-

Conduct an ‘active portfolios securities check’ and check as to whether ILIM has, for any actively managed portfolios, traded the stock in the last seven days and / or whether the security is on the trade blotter. Sign-off shall not be granted if after enquiry the compliance reviewer believes that any ILIM trades noted are a result of ILIM building or actively reducing holdings in the financial instruments.

-	Ensure that Trading Managers and Heads of Trading / the MD have confirmed on their PA Transaction Forms that they are not planning to trade the stock on behalf of ILIM or its clients.

In the case of Irish Equities, ILIM Compliance will check to see if ILIM are currently in the process of a material transition of Irish Equity portfolios e.g. as a result of an individual client mandate request or fund rebalancing. If such a situation arises then permission will not be granted for any trades in relatively illiquid Irish securities.

●

The Approval of the transaction and the compliance sign-off should only be granted on the basis that the transaction is permitted by Regulation, is not contrary to ILIM’s Conflict of Interest Policy and /or ILIM’s Code of Business Conduct and Ethics.

●	If prior written approval cannot be granted where required, staff are prohibited from executing PA transactions.

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●

The approval is valid for 24 hours from the time of sign-off from ILIM Compliance, unless specific approval to extend this 24-hour timeframe is granted by the one of the members of the approval panel listed above and noted on the PA Dealing Approval Form.

●

Staff must hold the stock for a minimum period of 30 calendar days from the date of settlement, unless specific approval to dispose of the stock earlier is granted by one of the members of the approval panel listed above and noted on the PA Dealing Approval Form.

❖ Counterparty / Broker in respect of PA Transactions

In the case of personal account trading with a broker on the ILIM Authorised Broker Panel, the trade must be carried out through the private client department / arm of the stockbroker firm.

❖ Record of Transactions

The PA Dealing Approval Form must be retained in ILIM Compliance. A copy of the contract note must be forwarded to the Compliance Department in ILIM within 8 working days of the trade being placed.

❖ Discretionary Managed Portfolios

For staff and related parties of staff who have discretionary managed portfolios, a letter must be sent to the relevant Discretionary Manager / Broker advising them of the staff member’s employment with ILIM. A copy of this letter must be given to the Compliance Department. This letter must request that the Discretionary Manager / Broker forward a copy of all contract notes to the Compliance Department in ILIM. Discretionary Managers / Brokers may then trade in line with their respective in-house policy. However, if the Discretionary Manager / Broker discloses a potential trade to the employee of ILIM then that trade becomes subject to the ILIM Personal Transaction / Account Dealing policy and must be approved in line with the above conditions.

❖ Employee Share Ownership Scheme: Great-West Lifeco Inc Shares

Advance approval is required for any disposal of Great-West Lifeco shares acquired by the Employee via the Employee Share Ownership Scheme, or otherwise. This is in accordance with normal PA Transaction Procedures.

Any acquisition of shares by an employee in Great-West Lifeco Inc, other than by an Employee Share Ownership Scheme, requires the prior written approval and the completion of the PA Dealing Approval Form in respect of the trade(s) (as per any normal PA Transaction in accordance with the normal PA Dealing Procedures).

PA Dealing Reporting

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All ILIM staff are designated as ‘Access Persons’ in accordance with SEC Rules. This means that all ILIM staff (irrespective of the frequency and volume of personal transaction activities) are subject to the SEC transaction reporting requirements.

The on-going reporting process is facilitated and managed by ILIM Compliance.

❖ Holding Report

All staff must submit Annual Holding Reports disclosing all reportable securities holdings (i.e. holdings in all financial instruments, with certain limited exceptions) in which they have any direct or indirect beneficial ownership or investment control.

This information must be reported using the Annual Holding Report Form. The form is located on the SharePoint site.

The Annual Holding Report must be submitted to the compliance department by the 28th February each year. The information provided must be current as of a date no more than 45 days prior to the report submission date.

Staff must report all Reportable Securities holdings (i.e. all holdings in financial instruments) in this form and the identity of all investment accounts, identifying:

●

the title and type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which staff have any direct or indirect Beneficial Ownership or Investment Control; and

●

the name of any broker, dealer or bank with whom an account is maintained in which any Reportable Securities are held for the direct or indirect benefit of staff (including accounts held by any member of their immediate family).

Staff with no information to disclose are required to submit a ‘nil report’ and employee declaration certifying that the staff member has no other information to report.

For new staff, the ILIM Policy is for the first Holding Report to be submitted by the employee to the compliance department within 10 working days, as part of the induction process. Line managers must ensure that new staff receive a copy of the Holding Report Form and a copy of the ILIM Code of Business Conduct and Ethics on commencement with the firm.

❖ Quarterly Transaction Report

SEC Rules require that staff return a detailed Quarterly Transaction Report. This report must be submitted no later than thirty (30) calendar days after the end of a calendar quarter.

To facilitate the quarterly reporting process, the compliance department will provide a template quarterly transaction report reflecting reported trades recorded for the staff member. It remains the responsibility of staff to ensure that a complete and accurate transaction report is returned.

Where staff have no information to disclose a ‘nil report’ and an employee declaration certifying that the staff member has no other information to report are required.

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All PA Dealing documentation and reports submitted to the Compliance Department are treated as confidential, are held securely and are subject to restricted access.

ILIM PA Dealing Review

Holding reports and transaction reports are reviewed and monitored by compliance department staff whose holdings do not present any conflict of interest. The purpose of the review is to assess reported transactions in terms of compliance with US SEC and European MiFID requirements.

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6. Insider Dealing & Market Abuse

❖ Background:

ILIM is required under the Market Abuse Regulations 2005 to have detailed written rules governing “insider dealing” and procedures for the recording and monitoring of dealing of any person connected with the firm. The legal requirements in relation to “Insider Dealing” are from 1st October 2005 set down in the Investment Funds, Companies and Miscellaneous Provisions Act 2005, part 4 of which gives effect to the relevant provisions of an EU Directive titled the Market Abuse Directive.

The GWL Insider Trading Policy is applicable to all ILIM employees and Directors and can be found in the GWL Code of Business Conduct and Ethics.

❖ What is Market Abuse?

The two broad categories of Market Abuse are

(a) insider dealing

(b) market manipulation

It is prohibited to engage in Market Abuse.

❖ What is Market Manipulation?

Market Manipulation can be transactions or the release of information with the intent to deceive investors as to the market for a security.

Examples of Market Manipulation include:

➢	Transactions/orders to trade that are likely to give false or misleading signals as to the supply of, demand for or price of financial instruments,

➢

Transactions by a person, or persons acting in collaboration, which secure the price of one or several financial instruments at an abnormal or artificial level. Transactions which employ fictitious devices or any other form of deception,

➢

Intentional dissemination of information which is likely to give, false or misleading signals about financial instruments. Conduct by a person, or persons acting in collaboration, to secure a dominant position over the supply of or demand for a financial instrument which has the effect of fixing, directly or indirectly, purchase or sale prices or creating other unfair trading conditions.

❖ What is Insider Dealing?

A person who possesses inside information shall not use that information to buy/sell, or try to buy/sell, for their own account or for the account of a third party (which includes buying or selling on behalf of funds that ILIM manage), directly or indirectly financial instruments to which that information relates.

What is “Inside Information”?

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➢

Inside information is information of a precise nature. It is information that relates directly or indirectly to financial instrument(s)/ issuers of financial instrument(s)[2] which has not been made public.

➢	It can concern a set of circumstances which exist (or may reasonably be expected to come into existence) or an event which has occurred (or may reasonably be expected to occur).

➢	It is specific enough to enable a conclusion to be drawn as to the possible effect of that set of circumstances or event on the prices of financial instruments.

➢	Inside Information is information that is price sensitive i.e. if this information were made public it would be likely to have a significant effect on the price of those financial instruments.

❖ Price Sensitive Information

Information concerning the GWL Group of companies, ILIM or clients of ILIM obtained in the ordinary course of business can be price sensitive information, and may fall under the insider dealing prohibition. ILIM’s procedures must therefore be rigidly applied and employees must take care to observe the requirements forming part of their contract of employment. In the event of any doubt, clarification should always be sought from the ILIM Compliance Unit before any dealings take place.

In accordance with ILIM’s own internal procedures, where ILIM is executing a trading strategy in relation to a particular stock (i.e. building a position or disposing of a position), knowledge of same precludes an ILIM employee from dealing in that stock for their own account or Related Parties.

❖ What if you become an “Insider”?

The following procedures must be followed if you believe you are an Insider:

Any employee who comes into knowledge of inside information must communicate this fact by e-mail to the Compliance Unit declaring the following:

➢	You are in possession of inside information in respect of a named company
➢	You have not divulged any inside information relating to the company to any other person other than advising the Compliance Unit
➢	Once the information is in the public domain and therefore no longer price sensitive, you are no longer in possession of inside information. This should be communicated to the Compliance Unit.

❖ Suspicious Transactions to be Notified to Central Bank

As outlined in Regulation 13 of the Regulations, any prescribed person (including any investment firm) who reasonably suspects that a transaction might constitute market abuse shall notify the Central Bank of Ireland3 without delay. Any prescribed person shall decide on a case-by-case basis whether there are reasonable grounds for suspecting that a

2 This includes related derivative financial instruments

3 marketmonitoring@centralbank.ie

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transaction involves market abuse after taking into account the elements constituting market abuse.

A prescribed person shall transmit to the CBoI the following information:

➢	a description of the transactions concerned, including the type of order (such as limit order, market order or other characteristics of the order) and the type of trading market (such as block trade),
➢	the reason or reasons for suspecting that the transactions might constitute market abuse,
➢	the names, or means of identification, of the persons on behalf of whom the transactions have been carried out, and of other persons involved in the transactions,
➢	the capacity in which the prescribed person operates (such as for own account or on behalf of third parties), and
➢	any other information which may be significant in reviewing the transactions

❖	Penalties

Criminal offence:

A person guilty of an offence created by Irish market abuse law shall on conviction to a fine up to €10,000,000 or imprisonment for a term up to 10 years or both.

Civil liability:

If a person contravenes a provision of Irish Market Abuse law the person shall be liable -

➢	to compensate any other party who acquired or disposed of financial instruments by reason of the contravention, and
➢

to account to the body corporate or other legal entity which issued the financial instruments concerned for any profit accruing to the first-mentioned person from acquiring or disposing of those instruments.

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7.	Conflicts of Interest

❖ The Policy

All employees of Irish Life Investment Managers (ILIM) have an obligation to comply with this Policy, to avoid any conflict of interest and to act in the best interests of its clients.

In all instances of actual or potential conflict of interest ILIM will abide by the principles of treating its customers fairly, and dealing honestly and professionally with all its stakeholders.

❖ Identification Procedures

ILIM takes all reasonable steps to identify conflicts of interest between itself, including its managers, employees, or any person(s) directly or indirectly linked to it by control of its customers, or between one client and another.

ILIM as part of the Irish Life group maintains effective organisational and administrative arrangements to ensure that potential conflicts of interest that may arise across the businesses of the group are identified, assessed and managed in a timely manner.

In the event that ILIM, its directors, employees, officers and shareholders are in the future, involved in other financial investment and professional activities which may on occasion cause conflict of interest with the management of client assets, ILIM shall ensure that the performance of its duties will not be impaired by any such involvement, and that any conflicts, which may arise, shall be resolved fairly.

❖ Organisational and administrative arrangements

ILIM has effective organisational and administrative arrangements in place which it regularly reviews to identify and prevent conflicts of interest.

Should a new conflict of interest arise/ develop in the future, ILIM shall clearly disclose, via an appropriate medium and in appropriate detail, to customers before undertaking business on their behalf, the nature and/ or source of such conflict of interest. ILIM will also review and amend as appropriate its organisational and/ or administrative arrangements if necessary to manage such a conflict of interest.

Employees and officers who believe they may have a conflict of interest, become aware of the potential for a conflict of interest involving other people, or are uncertain whether the potential for a conflict of interest exists, must immediately notify the ILIM Compliance Officer.

All potential and actual conflicts of interest, or transactions or relationships that may give rise to a conflict of interest, must be disclosed immediately. This requirement extends to any interests, transactions or relationships involving staff, their immediate family or other individuals in close personal relationships with you. Potential conflicts will be recorded and reviewed.

Employees are to exercise good judgment and common sense in anticipating situations that may give rise to a conflict of interest.

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❖ Procedures and Processes in place

ILIM has detailed policy and procedural document(s) in place which set out the core principles for meeting its legal, regulatory and ethical responsibilities. This policy specifies the procedures to be followed and the measures to be adopted to ensure ILIM’s employees act with integrity in all business dealings.

ILIM procedures include measures to ensure that persons engaged in activities involving any possible conflict of interest carry on those activities at a level of independence appropriate to the size and activities of the organization. This includes:

¡	Effective procedures to prevent or control the exchange of information between persons engaged in activities involving a risk of a conflict of interest,

¡	The separate supervision of employees providing service to, clients whose interest may conflict,

¡

Remuneration policies which reflect the need to prevent any direct link between the remuneration of relevant persons principally engaged in one activity and the remuneration of, or revenue generated by, different persons principally engaged in another activity, where a conflict of interest may arise in relation to those activities,

¡	Measures to prevent any individual from exercising undue control over the investment activities of another and

¡	Measures to prevent any individual from being simultaneously involved in separate investment activities that may prevent the proper management of conflicts of interest.

❖ Dealing as Principal

ILIM does not deal as principal with any person, firm or company in any transaction in the course of managing client assets but only as agent of its customers.

❖ Personal Share Dealing

While the employees of ILIM are entitled to buy and sell financial instruments (including shares and fixed interest securities) on their own account, this is only on the basis that they adhere to the policies concerning personal dealings.

❖ Gifts, Benefits and Inducements

ILIM maintains effective procedures to ensure that any gifts, benefits or inducements offered, given, solicited or accepted by any employee of the company in the course of business does not create a conflict of interest with its responsibilities to its customers.

❖ Record Keeping

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ILIM maintains an effective system to keep records of cases where conflict of interest entailing a risk of damage to any client has arisen or may arise. Records are maintained for as long as required by the appropriate regulations

❖ Code of Business Conduct and Ethics

ILIM’s Code of Conduct for employees is available upon request from the Compliance . Please contact $INVCOMPLIANCEDAILY if you require a copy of this document and/or if you wish to discuss any aspect of same. The code is also available at this link: ILIM Code of Business Conduct and Ethics

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8.	Gifts and Inducements

Summary of ILIM Policy

●	All employees of Irish Life Investment Managers (ILIM) have an obligation to comply with its Policy to avoid any conflict of interest and to act in the best interests of its clients.
●	In all instances of actual or potential conflict of interest ILIM will abide by the principles of treating its customers fairly, and dealing honestly and professionally with all its stakeholders.
●	It is ILIM policy to only enter into third-party arrangements designed to enhance the quality of service provided to clients.
●	It is ILIM policy to disclose such arrangements to clients should they arise.

Gifts Overview

ILIM maintains effective procedures to ensure that any gifts, benefits or inducements offered, given, solicited or accepted by any employee of the firm in the course of business does not create a conflict of interest with its responsibilities to its customers.

All gifts received or given by ILIM

Notification

➢

The receipt of invitations or the offer of any gifts, payments, services, hospitality or benefit-in-kind on a scale which would affect, or could be considered to affect, the ability to exercise independent judgment, or conflict with the duty owed to customers, should be notified in all cases to the relevant member of the ILIM Executive Management Team (EMT).

➢

When there is doubt as to the propriety of accepting or offering a gift or an invitation or offer, employees should refer the matter to the relevant member of ILIM EMT who will in turn consult with the Compliance department for clarification on any legal or regulatory aspects.

Recording

➢

Every gift/invitation received or given by ILIM must be logged in a local register by the relevant business area. Local registers should ensure that all gift details are assigned to each benefit received or given.

➢	Series of gifts given or received should be reviewed and if necessary reported to Compliance.

Prohibited gifts

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➢

No sponsorship or gifts should be solicited or accepted by staff for any event or occasion involving staff, where such could be deemed to influence or compromise any business decision by ILIM in relation to the sponsor or donor.

➢	Invitations including overnight accommodation or long distance travel should always be refused unless the proposed trip is predominantly of a business nature.

Gifts greater than €150

Approval

➢

This policy requires written EMT approval prior to the giving or receiving of any gift or benefit exceeding €150 in value. The member of the EMT will only give approval when, in his/her view, the letter and spirit of the law or regulation is not breached and independence is not compromised.

➢

Members of the ILIM Executive Management Team must obtain approval from the Managing Director of ILIM. If approval cannot be obtained from the Managing Director, approval should be obtained from one of the following: a Non-Executive Director of the ILIM Board, the Head of Compliance and Risk, the Director of Group Compliance and Operational Risk, or the Group Chief Actuary & Chief Risk Officer.

➢	The Head of Compliance and Business Risk must obtain approval from the Director of Group Compliance and Operational Risk (or where applicable the Group Chief Actuary & Chief Risk Officer).

➢

The Managing Director of ILIM must obtain Approval from one of the following: a Non-Executive Director of the ILIM Board, the Head of Compliance and Risk, the Director of Group Compliance and Operational Risk, or the Group Chief Actuary & Chief Risk Officer.

Compliance

➢

Approval of any individual gift greater than €150 is also subject to review by Compliance, who maintains an ILIM approved gifts register. Therefore all approvals should be forwarded to the Compliance department.

Business Development Expenditure

Certain normal business development expenditure, which has been approved at an overall level in business divisions’ business development budgets, does not require advance approval for the giving of individual items as they arise.

Individual items received, as part of normal business development will not require advance approval. However, all such individual items given and individual items received, as part of business development must be registered in the local business area log.

Inducements Overview

Under MiFID, investment firms are required to act honestly, fairly, professionally and in the best interests of clients. MiFID imposes disclosure obligations in relation to both conflicts of interests and inducements.

MiFID describes certain conduct not regarded as in the client’s best interests. Any fee, commission or non-monetary benefit paid or received by a firm in relation to a service or ancillary service provided to a client will be deemed as not in the client’s best interests unless it meets one of the following criteria:

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●	The fee/commission/benefit is paid by or provided to the client or a person on behalf of the client

●

The fee is a “proper fee” necessary for the provision of the investment service which, by its nature, cannot give rise to a conflict with the firm’s obligation to act honestly, fairly, professionally and in the best interests of the client.

●	The fee/commission/benefit is paid by or provided to a third party or person acting on their behalf, and
¡	is disclosed to the client prior to the provision of the service/ancillary service to them,
¡	is designed to enhance the quality of the relevant service, and
¡	does not impair the firm’s duty to act in the client’s best interest.

ILIM may enter into such arrangements where these arrangements are formally approved by Senior Management.

This policy should be read in conjunction with ILIM’s Conflicts of Interest policy and the Great West Life Anti-Bribery and Corruption policy.

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9.	Data Protection

Overview:

The Data Protection Act, 2003, (as amended) came into effect on 1 July 2003 and significantly strengthened the privacy rights of persons (customers and employees) relating to personal data contained in the earlier 1988 Act. In particular, the Act increases the legal responsibilities of businesses and their staff in relation to ensuring that personal data remains protected and secure.

It is of the utmost importance that we understand what our responsibilities are in this regard and take great care to ensure we comply with procedures.

ILIM’s policy reflects the ILGL data protection policy which in turn reflects the Great West Lifeco privacy guidelines which are set out in Appendix 1 of this policy.

The Key Ingredients of Data Protection Rules are:

●	We cannot collect or hold any personal information (even a name and address), either in electronic or manual form, about any individual, without consent
●	We must take all reasonable security measures to protect the personal data under our control and ensure that it is not disclosed to another party without the person’s consent.
●

As we can only collect and hold information which is adequate, relevant and not excessive, we must take particular care to ensure that we do not record, manually or electronically, information which does not meet these requirements and which could be prejudicial.

●	A person has a right of access to personal data held in his/her name whether in electronic or manual form.

Irish Life Group Limited has set out the following Data Protection Policy for all employees.

It is the policy of Irish Life Group Limited:

●	To comply in full with the requirements of all Data Protection legislation and codes;
●	To develop our Data Protection compliance procedures on a “best practice” basis;
●	To obtain and process information fairly;
●	To keep it only for one or more specified, explicit and lawful purposes;
●

To use and disclose it only in ways compatible with these purposes. Personal information is not, without consent, used or disclosed to a third party for any purpose other than that for which it is collected, unless such use or disclosures is required or allowed by law;

●	To keep it safe and secure with safeguards appropriate to the sensitivity of the information;
●	To keep it accurate complete and up-to-date;
●	To ensure that it is adequate, relevant and not excessive;
●	To retain it for no longer than is necessary for the purpose or purposes;
●	To respond to access requests as required by law. Individuals may request the correction of personal information held about them and if the information is found to be incorrect, it will be corrected;

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●	To provide a copy of the Data Protection Policy to clients and to the public upon written request addressed to the Head of Compliance

The Data Protection Act (as amended) was passed to deal with privacy issues arising from the increasing amount of information kept about individuals. In giving new rights to individuals, the Act also puts new responsibilities on those who keep personal information on computers.

Data Protection Procedures for ILIM:

1. Investment Development/ Business Development

Investment Development creates and maintains files for all clients of ILIM. These files include any client assessment forms and the client set-up forms, which contain trustee information. Investment Development requires the names of trustees for business purposes and, in many cases, the email addresses and phone numbers. This information is used for reporting purposes and is not disclosed elsewhere.

All information pertinent to client relationship is retained for a minimum period of 6 years after cessation of the investment relationship with client.

2. Human Resources

Human Resources creates and maintains all employee records for ILIM. Information is strictly confidential and only relevant data is kept.

Details held on individual files comprise of the following:

●	Application forms/CV’s;
●	References;
●	Medical forms;
●	Birth certificates;
●	Marriage certificates, where applicable;
●	Contracts of employment;
●	Correspondence with individuals, such as salary increase or promotion letters etc.; and
●	Any disciplinary/grievance dealings.

All staff would be aware of any information held on their personal file and would have access to this information, if they so desired.

3. Operational Risk

The Operations function maintains a Business Continuity Plan for ILIM. The Business Continuity Co-ordinator co-ordinates updates of the plan with Team Managers annually. All information collected, which would include the addresses and phone numbers of ILIM employees, is treated as confidential. This information is recorded in the Business Continuity Plan and then distributed to (i) the ILIM Incident Management Team (ii) the Executive Management Team (iv) Heads of Function who are not on the Executive Management Team (iv) Team Managers. It is the responsibility of the Co-ordinator to ensure

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current and accurate copies are being stored and distributed. The Business Contingency plan is securely stored in hardcopy and softcopy by all holders.

Data Protection Policies for ILIM:

1. Voice Recording Policy

ILIM records the telephone lines of certain specified employees, for the purposes of commercial protection.

The employees concerned are made aware of this and voice recording consent forms must be filled in to ensure that their acceptance of the recording is documented. All new employees will be made aware that their calls may be recorded, and their consent will be obtained in their Contracts of Employment. Should an existing employee undertake a role in ILIM which will require their calls to be recorded, management are aware that this must be reported to Compliance, so as to ensure a consent form for the relevant employee is completed.

Calls will only be monitored for the purposes of commercial protection, and not for any other reason. Access to monitor these recordings is reviewed as part of the biannual System Access Review Process.

Calls which are recorded are retained for a period of 5 years before being deleted

ILIM employees have access to listen to their own recorded calls.

2. Data Retention Policy

It is a requirement under the Data Protection Acts for data controllers to be clear about the length of time for which personal data will be kept. Firms must ensure that data is retained no longer than is necessary and the reasons why the information is being retained must be noted. In determining appropriate retention periods, regard must be had for any statutory obligations imposed on a data controller. If the purpose for which the information was obtained has ceased and the personal information is no longer required, the data must be deleted or disposed of in a secure manner.

Under various pieces of legislation, including the Consumer Protection Code 2012, it is a requirement for ILIM and other financial institutions to retain data for up to six years after the end of a business relationship. ILIM keeps information securely in house and also in Iron Mountain, a document archive.

There is a process in place whereby data retained is reviewed annually and personal data retained for clients who have exited the business relationship over six years ago, should be returned to the relevant client or destroyed at their instruction (such an instruction must be received in writing). This would ensure that personal data is not retained for any longer than is necessary.

Specific responsibility has been assigned for ensuring that such a review is conducted on an annual basis to ensure that personal data is not retained for any longer than is necessary.

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3. Other Questions

If you have any questions regarding the Data Protection Act (as amended) or our Data Protection Policies and Procedures, please contact the Compliance department in ILIM, $INVCOMPLIANCEDAILY

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Appendix 1 – Great West LifeCo Privacy Guidelines

Protecting the privacy and confidentiality of personal information

These Privacy Guidelines describe our commitment to privacy, and explain the principles that guide us in protecting the privacy and confidentiality of personal information.

Personal information is information about an identifiable individual. It includes, but is not limited to, health and financial information.

The Company, its directors, officers and employees, and its licensed representatives and other persons and organizations who act for, or on behalf of, the Company, are required to comply with these Privacy Guidelines.

Access to personal information is restricted to directors, officers, employees, licensed representatives, and other persons or organizations acting for, or on behalf of, the Company, who need the information in order to provide services to the client or the Company.

Our Privacy Principles

Accountability

The Company is responsible for personal information in its control, including information that may be transferred to a service provider performing services for, or on behalf of, the Company. The Company has established these Privacy Guidelines, and procedures and practices, to safeguard such personal information.

Purposes

The Company identifies the purposes for which it collects personal information either before or at the time of collection.

Consent

The Company collects, uses and discloses personal information only with the consent of the individual, or as otherwise allowed by law.

Consent to the collection, use, or disclosure of personal information may be express or implied, as appropriate. Individuals may withdraw their consent at any time, subject to legal or contractual restrictions and considerations.

Collection

The Company only collects personal information that is necessary for the purposes identified. Personal information is collected directly from the individual, and may with consent or as otherwise allowed by law, be collected from other sources.

Use, Disclosure and Retention

Personal information is not, without consent, used or disclosed to a third party for any purpose other than that for which it was collected, unless such use or disclosure is required or allowed by law. This may include use or disclosure in order to protect the Company’s interests in civil proceedings and in proceedings involving criminal activity, fraud or misrepresentation. The Company retains personal information only as long as necessary to fulfil the identified purpose or as otherwise required or allowed by law.

Accuracy

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The Company uses reasonable efforts to ensure that personal information is accurate and complete for the purposes for which it is to be used.

Safeguards

The Company protects the security and confidentiality of personal information with safeguards appropriate to the sensitivity of the information.

Openness

The Company’s Privacy Guidelines are available to clients and the public. Upon written request addressed to the Chief Compliance Officer, we will provide a copy of these Guidelines, and respond to inquiries about our practices relating to personal information.

Individual access

An individual may request to be informed of the existence, use and disclosure of personal information pertaining to him or her. The Company will provide appropriate access to such information that it holds. If the Company determines not to provide access to personal information, we will provide an explanation. Individuals may request the correction of personal information the Company holds about them, and if we find that what we have is incorrect, we will correct it.

Concerns, inquiries or requests

Any concern, inquiry or request related to privacy should be made in writing. Send or email to:

Chief Compliance Officer

The Great-West Life Assurance Company

100 Osborne Street North

Winnipeg MB

R3C 3A5

chief.compliance.officer@gwl.ca

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10.	Fitness & Probity Requirements

Contents

1.	Overview – objective of the policy
2.	Responsibility
3.	Application of the policy
4.	Criteria to determine if a person is fit and proper
5.	Process for fit and proper assessments – initially and on an ongoing basis
6.	Description of situations that give rise to a re-assessment of fitness and probity
7.	Best interests of the market
8.	Procedure for notification to the supervisory authority
9.	Alignment to the Code of Business Conduct and Ethics
10.	Monitoring and review
11.	Document retention
12.	Appendices
(i)	Appendix 1 - Assessments in determining if a person is fit and proper
(ii)	Appendix 2 – Minimum due diligence to be conducted

1.	Overview – objectives of the policy

The following sets out the fit and proper policy for ILIM. This policy is determined by the Board of Directors of ILIM (“the Board”). It is designed to ensure that the all persons subject to the fitness and probity regimes meet the requirements set out in this policy. The policy is in line with the requirements set out in the Irish Life Group policy. The legislation requires that persons running ILIM as well as persons working in key functions in ILIM are subject to the fit and proper requirements. The policy takes full account of the Central Bank of Ireland’s Fit and Proper Regulations, standards and guidelines (F&P Standards) and forms part of ILIM’s system of governance.

2.	Responsibility

➢	ILIM Compliance are responsible for;
●	reviewing the fit and proper policy and for making recommendations in this regard to the Board;
➢	The ILIM board ( Board) is responsible for
●	Developing and approving the ILIM fit and proper policy.
●	Identifying a candidate for the position of Director of ILIM and bringing this nomination to the Board Audit Committee (“BAC”) for their approval.
➢	The Board Audit Committee is responsible for
●

The approval, on the request of the ILIM board ( Board), of candidates to fill Board vacancies as and when they arise, and for assessing the fitness and probity of any such nominees proposed by the ILIM Board.

➢	The ILIM Compliance Officer ( ILIM CO) is responsible for

Sign off on checklist confirming the due diligence file in relation to the proposed appointments to a Pre –Controlled Function (PCF) role prior to sign off by the ILIM Managing Director (MD), The ILIM CO is responsible for completing Section 12 – Proposer Declaration of this questionnaire and for submitting the completed IQ to the Central Bank.

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➢	The ILIM MD is responsible for
●

Signing off on the assessment of the fitness and probity of all persons in PCF roles as determined by the F&P Standards and those in key functions as determined in the Directive (excluding Board directors);

●	Ensuring that there are appropriate mechanisms in place for implementing, managing and monitoring compliance with the F&P policy and standards in their business unit.

➢	The Executive HR for ILIM is responsible for;
●	Ensuring that appropriate fit and proper assessments are carried out for in situ staff for each relevant role in line with the policy;
●

Ensuring that a process is in place for line managers to advise the Executive HR in advance of any staff movements relating to Controlled Function (CF) roles to allow HR to carry out the fit and proper assessment;

●	Escalation of any matters that are relevant to a particular assessment of a person subject to the fit and proper process to ILIM Compliance
●	Ensuring that ILIM takes all reasonable steps to protect the information and documents collected for fit and proper assessments from misuse, unauthorised access, modification or disclosure

➢	The Director Group Compliance is responsible for;
●	Providing guidance to the ILIM CO and/or HR as appropriate in relation to the fit and proper requirements and policy.

3.	Application of the policy

The policy requires that all persons in ILIM who are subject to the fit and proper requirements must comply with the standards of fitness and probity set by ILIM and its supervisors. The policy applies equally whether the function subject to the fit and proper requirements is outsourced, or whether it is performed by employees of ILIM. Where the function is outsourced, the fit and proper requirements apply to the persons employed by the service provider to perform the outsourced functions together with the person in ILIM who is responsible for the function.

Group HRBP are will maintain a central register of all individuals and their roles in the Group who are subject to F&P.

4.	Criteria to determine if a person is fit and proper

It is the policy of ILIM to set high standards of fitness and probity and, in this regard ILIM will comply in full with the F&P standards which are set out in Appendix 1.

ILIM will exercise proportionate discretion when judging certain matters which are not of an absolute determinative nature but, in general, it will adopt a conservative approach to these matters.

5.	Process for fit and proper assessments – initially and on an ongoing basis

(i) Assessments of a person’s fitness and probity for a role will be made:

¡	before the person is appointed; and

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¡

after their appointment, on an annual basis, by way of an annual declaration, although if material information adverse to the assessment becomes known to ILIM during the year, ILIM must take appropriate steps without waiting for the annual review.

(ii)	The collective knowledge, competence and experience of the management body (the Board) will include as a minimum;
¡	market knowledge – the awareness and understanding of the wider business, economic and market environment in which ILIM operates;
¡	business strategy and business model – an appropriate detailed understanding of the ILIM business strategy and model;
¡

system of governance – awareness and understanding of the risks the ILIM is facing and the capability or managing them together with the ability to assess the effectiveness of ILIM ’s arrangements to deliver effective governance, oversight and control in the business and if necessary oversee changes in these areas;

¡

financial and actuarial analysis – the ability to interpret ILIM ’s financial and actuarial information, identify key issues, put in place appropriate controls and take necessary measures based on this information;

¡

regulatory framework and requirements – awareness and understanding of the regulatory framework in which ILIM operates and the regulatory requirements and expectations relevant to it, and the capacity to adapt to changes which stem from the regulatory framework without delay.

The members of the Board are not each expected to possess expert knowledge, competence and experience within all areas of ILIM, but the collective knowledge, competence and experience of the Board as a whole has to provide for a sound and prudent management of ILIM.

Where changes occur at Board level the Board of ILIM will demonstrate that the collective knowledge of the Board is maintained on an adequate level so that the sound and prudent management of ILIM will continue.

(iii)	Before a person is appointed to a role subject to the fit and proper requirements, a due diligence process will be undertaken by;
¡

the Board Audit Committee in respect of director appointments (with assistance as required from the Company Secretary);the recruitment area in respect of all new joiners to F&P roles. In respect of new PCF roles the ILIM Compliance Officer will be consulted

¡	for other appointments sign-off for these appointments being carried out by the ILIM Compliance Officer and the ILIM MD or other nominated senior person.

The due diligence to be conducted will comply with the F&P standards and with the requirements of the Directive. The minimum due diligence that will be conducted under this policy is set out in Appendix 2.

6.	Description of situations that give rise to a re-assessment of fitness and probity

The following sets out some examples, but is by no means an exhaustive list of situations that will give rise to a re-assessment of fitness and probity;

¡	situations leading to a reason to believe that a person’s actions could result in ILIM conducting its business in a way that is not in accord with applicable legislation;

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¡	situations leading to a reason to believe that a person will enhance the risk of financial crime e.g. money laundering or financing of terrorism;
¡	situations leading to a reason to believe that sound and prudent management of the business of the undertaking is at risk.

7.	Best interests of the market

Where ILIM has reached a negative conclusion with respect to an individual’s fitness and probity to the extent that ILIM is no longer prepared to permit that person to continue in any role subject to this fitness and probity policy, ILIM will ensure that, having regard to the legal and other constraints that apply, it (or its officers or employees) does not provide any affirmation to any third party about that person which is inconsistent with ILIM’s findings.

8.	Alignment to Code of Ethics Business Conduct and Ethics

There is a close alignment/link between the Code of Business Conduct and Ethics, the Group F&P policy and ILIM’s F&P policy, with all policies setting high standards of compliance for all directors, officers and employees (“officers”). In drafting this policy ILIM has been guided by the Group F&P policy. Persons subject to the Fit and Proper requirements are required to familiarise themselves with the Code of Business Conduct and Ethics. All officers are required to confirm on an annual basis that they have read and understood the Code of Business Conduct and Ethics.

9.	Monitoring and review

This policy is subject to periodic review by the Board which may be prompted by changes in the applicable Regulations or to changes to the Group structures (or by other situations as determined by the Head of Compliance or by the Board Audit Committee).

Adherence to the F&P standards and requirements is subject to annual reconfirmation by persons occupying fit and proper roles. Where ILIM becomes aware that there may be concerns regarding the fitness and probity of a person in a role subject to this fit and proper policy, ILIM will investigate such concerns and take action as appropriate without delay. ILIM will notify the Central Bank of any such action taken where there has been a negative conclusion reached with regard to persons holding a role subject to fitness and probity.

10.	Document retention

ILIM shall ensure that there are processes in place to ensure that;

¡	All information considered in assessing the fitness and probity of a person in a relevant role is documented;
¡	The recruitment process includes a policy to destroy information gathered for unsuccessful candidates after an appropriate period of time;
¡	Ensure that documents are retained for at least the period of time set out in the F&P standards;
¡	Documents are maintained and are available for inspection by the Board at any time.

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Appendix 1 - Assessments in determining if a person is fit and proper;

(a)	Fitness assessment (conduct to be competent and capable). The person must be able to demonstrate that he or she;
¡	Has professional or other qualifications and capability appropriate to the role;
¡	Has obtained the competence and skills appropriate to the role whether through training or experience gained in an employment context;
¡

Has a sound knowledge of the business as a whole and the specific responsibilities that are to be undertaken in the role. ILIM may determine that a particular role is not dependent on sound knowledge of the business as a whole, but is benefitted more by other broad-based skills, experience and competencies.

¡	Has a clear and comprehensive understanding of the regulatory and legal environment appropriate to the role;
¡

Shall not allow the conduct of concurrent responsibilities to impair his or her ability to discharge the duties of the role or otherwise allow conflicts of interest to arise in carrying out his or her role; and

¡	Is compliant with the applicable minimum competency code issued by the Central Bank were relevant to the role.

(b)

Probity assessment (conduct to be honest, ethical and to act with integrity). A person must be able to demonstrate that his or her ability to perform the role is not adversely affected to a material degree where one or more of the following may be applicable;

¡

the person is or was a sole trader or a director or partner in a legal entity, which has in any jurisdiction, been refused, prohibited, restricted or suspended from the right to carry on any trade, business or profession for which a licence, registration or other authorisation is required by the law, in that jurisdiction or has had had any such registration, authorisation, membership or licence revoked, otherwise than on a voluntary basis;

¡

the person has been the subject of any complaint made to the Central Bank, the Financial Services Ombudsman or any equivalent body, reasonably and in good faith, relating to activities regulated by the Central Bank or regulated by an equivalent authority in any jurisdiction. In considering whether the complaint adversely affects the person’s ability to carry out a Relevant Function, consideration shall be given to the outcome of any inquiry or investigation or any similar process into that complaint if same has been concluded;

¡

the person is or has been, in any jurisdiction, subject to any disciplinary proceedings or has been issued a warning, reprimand or other administrative sanction or its equivalent by the Central Bank, or an equivalent measure issued by any other regulatory authority, (including any previous regulator), any clearing house and exchanges, any professional body, government body or agency;

¡	the person has been, in any jurisdiction, dismissed, or asked to resign and did resign, from any profession, vocation, office or

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employment or from any position of trust or fiduciary appointment, whether or not remunerated;
¡

the person has, in any jurisdiction, been a director, of a company that was struck off the register of companies (or its equivalent) by the Registrar of Companies (or its equivalent) on an involuntary basis;

¡	the person has been disqualified or restricted from acting as a director in any jurisdiction or has been disqualified from acting in any managerial capacity;
¡	the person has, in any jurisdiction:
●	been convicted of an offence either of money laundering or terrorist financing (or their equivalents);

●	been convicted of an offence which could be relevant to that person’s ability to perform the relevant function; or

●

had a finding, judgment or order made against him/her involving fraud, misrepresentation, dishonesty or breach of trust or where the person is subject to any current proceedings for fraud, misrepresentation, dishonesty or breach of trust.

¡	the person has been the subject of any civil penalty enforcement action taken by a regulatory authority under any law in any jurisdiction;
¡	the person has been untruthful or provided false or misleading information to the Central Bank or been uncooperative in any dealings with the Central Bank;
¡

the person, or any business with which the person held a position of responsibility or influence has been or is being, in any jurisdiction, investigated, disciplined, censured, suspended or criticised by a regulatory or professional body, a court or tribunal or any similar body, whether publicly or privately; or

¡

the person has, in any jurisdiction, been found by the Central Bank or any other regulatory authority to have perpetrated or participated in any negligent, deceitful or otherwise discreditable business or professional practice.

(c)

Financial soundness. A person shall manage his or her affairs in a sound and prudent manner. A person must be able to demonstrate that his or her role is not adversely affected to a material degree by the fact that one or more of the following may be applicable:

¡	the person has defaulted upon any payment due arising from a compromise or scheme of arrangement with his or her creditors or made an assignment for the benefit of his or her creditors;
¡	the person is subject to a judgment debt which is unsatisfied, either in whole or in part, whether in the State or elsewhere;
¡	the person is or has been the subject of a bankruptcy petition, whether in the State or elsewhere;
¡	the person has been adjudicated a bankrupt and the bankruptcy is undischarged, whether in the State or elsewhere; or

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¡	a person was a director of an entity which has been the subject of insolvency.

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Appendix 2 – Minimum Due diligence

(i) The minimum due diligence that will be undertaken to confirm the person’s fitness is;

¡	Evidence of compliance with Minimum Competency Code (MCC) were applicable;
¡	Evidence of professional qualifications;
¡	Evidence of CPD where relevant;
¡	Record of interview and application;
¡	Reference checks;
¡	Record of previous experience;
¡	Record of experience gained outside the State;
¡	Confirmation of directorships held; and
¡	Record of other employments.

(ii) In relation to probity and financial soundness, the due diligence will largely be by way of self-certification with proposed appointees being requested to complete a questionnaire enquiring as to whether any of the circumstances set out in Appendix 1 (b) and (c) above exist.

¡

Where the person confirms that one or more of the circumstances apply, ILIM will make appropriate enquires of the proposed appointee and will request additional documentation to allow ILIM to make an assessment as to whether based on the information received, the matter is material to the performance of the F&P role.

¡	Where the disclosure of a matter is relevant, it will be considered in conjunction with other relevant matters such as materiality, elapsed time since event, duration etc.
¡	If ILIM is unable to obtain information to allow it to make a decision, it may be unable to satisfy itself that the person meets the F&P standards.

(iii) Additional due diligence will be carried out for persons conducting CF1, CF2 and PCFs as defined in the Central Bank F&P standards as follows;

¡	Independent checks of the Central Bank’s website to confirm that the person has not been subject to sanction or other regulatory action;
¡	Independent check of Companies Registration Office records for restrictions or disqualifications from acting as a Company Director;
¡	Independent check against publicly available sources to check whether a judgement debt has been registered against a person.

(iv) Each person appointed to a F&P role is required to complete a declaration confirming that he/she has read the F&P standards and that they comply with them, that they agree to abide by them and agree to notify ILIM without delay, if for any reason, the person no longer complies with the F&P standards.

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11.	Information Security Policy

❖ Introduction

Information and the supporting processes, systems and networks are important Information Assets. Information Assets means information everywhere it is stored or transmitted (i.e. paper and electronic files, physical equipment with electronic data memory and any other format) including employee, customer/client, Consultant/advisor and business partner, intellectual property, business processes, and proprietary information. Confidentiality, integrity and availability of information are essential to maintaining confidence in the business and compliance with legal obligations. As network based services expand, the risk to the business increases.

Information security is achieved by the implementation of suitable policies, standards, controls and procedures to ensure the specific security objectives of the GWL Group are met. All standards and procedures relating to information systems and information resources will comply with the relevant Data Protection Act’s and associated statutory and legal obligations. The GWL Information Security Policy and Standards are the foundation of the information security program and employees are expected to be familiar with these.

Overview

Information is an asset which, like other important business assets, has value and needs to be protected. Information can exist in many forms: – printed material, electronically stored data, etc., but whatever form the information takes it should be suitably protected. This policy is concerned with electronic data and all of its derivatives, for example: printed outputs, cheques, fax, email & telecommunications etc. Information Security is characterised here as the preservation of:

➢	Confidentiality: to ensure that information is accessible only to those authorised to have access.
➢	Integrity: to safeguard the accuracy and completeness of the information by preventing unauthorised interception and manipulation by parties unknown.
➢	Availability: ensuring that authorised users have access to information and associated assets when required.
➢	Non Repudiation: to ensure that personnel who processed or executed an action on information assets cannot deny so doing.

Acceptable Use

You will use Information Assets for business purposes and in a manner consistent with the asset’s information classification, this Policy, the Supporting Standards, your company’s code of conduct, individual corporate policies and other applicable business practices and procedures. See the Acceptable Use of Technology Standard for more details.

Incident Reporting, Alerting and Handling

You have an obligation to report actual or suspected breaches of information security and to cooperate with incident investigations. These actual or suspected breaches will be reported and managed consistent with the Supporting Standards to ensure necessary follow up and response.

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Failure to report actual or suspected breaches of information security will be considered a violation of the Policy

Your Roles and Responsibilities

You must:

1.   Be aware of, understand, and comply with this Policy and the Supporting Standards. Request clarification from your manager/leader if the Policy or Supporting Standards are unclear.

2.   Participate in information security awareness and training.

3.   Report, without exception, any violation or suspected violation of the Policy to your manager/leader, the Information Security Office, Human Resources or the Chief Information Security Officer.

4.   Co-operate with incident investigations, as required.

A breach of any of the Group Security Policies could result in disciplinary action, up to and including dismissal.

Giving other persons access to personal Security IDs and Passwords is deemed gross misconduct and could result in disciplinary action, up to and including dismissal.

Any queries on Information Security Policies should be directed to the Information Security Office. Contact details are available on the Information Security Office SharePoint Pages

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12.	Confidentiality/Secrecy

You as an employee of ILIM must treat all information you come in contact with as confidential.

Appendix B of The GWL Code of Business Conduct and Ethics details the GWL privacy guidelines.

❖ ILIM’s Business

Confidentiality regarding the ILIM’s customer and business affairs is of the utmost importance. Under no circumstances should any information be given to, or should any discussion take place with, external parties regarding the affairs of the company or any of its subsidiary/associated companies without the prior consent of your Line Manager.

❖ Confidential Materials

A duty of care applies to all files, documents, papers and other information relating to the company under your control. You may not remove any of these documents or any item belonging to the company or which contain confidential information from the company’s premises at any time without proper advance authorisation. You must return to the company upon request and, in any event, upon the termination of your employment, all documents and items belonging to the company or which contain or refer to any confidential information and which are in your possession or under your control.

These responsibilities remain with you in the event of your leaving the employment of the company. Breach of this responsibility in the course of your employment constitutes gross misconduct and can result in dismissal. Breach of same after your employment may leave you open to legal proceedings for any damage caused to the company or its clients related to such breach.

❖ Clean Desk Policy

The Clean Desk Policy is an integral part of the GWL Information Security Policy and Standards. This policy applies to all employees and contract employees working in Irish Life and ILIM. It extends to all paper, micro-film or fiche records which identify an individual by name, address, or account number.

This policy also covers all paper information which refers to the performance of the organisation and its subsidiaries and all other sensitive information. The policy requires the following actions;

¡	Keep your desk clear
¡	Lock sensitive data in your desk or filing cabinet
¡	Collect your printing from the printer immediately - Do not leave sensitive data on printers
¡	Never place confidential information in a normal bin for disposal. All confidential information for disposal must be placed in the blue shredding bins
¡	If you leave your desk ALWAYS lock your screen ( Ctrl, Alt, Delete and then Enter to confirm that you wish to lock your work station )

❖ Potential Breaches of Confidentiality

Should you become aware of any breach of confidentiality or company rules/procedures, you must immediately notify your Line Manager or his/her Manager, if appropriate.

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Where company funds, resources and assets are under your control the proper procedures must always be followed. Any breach of procedure may be regarded as gross misconduct and result in serious disciplinary action up to and including dismissal.

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13.	Social Media Policy

A social media policy outlines for employees the corporate guidelines or principles of communicating in the online world. In addition to the GWL Guidelines for Personal Use of Social Media, the following additional points apply to ILIM staff.

The absence of, or lack of explicit reference to a specific site does not limit the extent of the application of this policy. Where no policy or guide line exists, employees must use their professional judgment and take the most prudent action possible. Consult with your manager or supervisor if you are in any doubt.

General Guidelines

This policy on social media must be read in conjunction with other employee policies. Particular attention is drawn to the Dignity & Respect Policy, Equality through Diversity Policy, Group Electronic Communications Policy, Group Information Security Policy and Group Mobile Device Policy, all of which are applicable to social media usage.

ILIM recognises that employees use social media tools as part of their daily lives. Employees must always be mindful of what they are posting, who can see it and how it can be linked back to the organisation and work colleagues.

All employees should be aware that the organisation regularly monitors the internet and social media in reference to its work and to keep abreast of general internet commentary, brand presence and industry/client perceptions. The organisation does not specifically monitor social media sites for employee content on an on-going basis; however employees should not expect privacy in this regard. The organisation reserves the right to utilise for disciplinary purposes any information that could have a negative effect on the organisation or its employees, which management comes across in regular internet monitoring or is brought to the organisation’s attention by employees, clients, members of the public etc.

It is in the interest of every employee and the company that employees immediately report any inappropriate activity or behaviour regarding the organisation, its employees or third parties. Inform a member of management or Human Resources.

This policy extends to social media platforms that exist currently and also future platforms of a similar nature. Given the rapid development of social media, this policy will be reviewed and updated regularly to ensure it remains relevant and applicable.

This policy is not exhaustive. Examples which are outlined in this policy include many aspects of social media usage but are not limited to those specified. In situations which are not expressly governed by this policy, you must ensure that your use of social media is at all times appropriate and consistent with your responsibilities towards ILIM. In case of any doubt, you should consult with your Manager/Director.

Any breach of the general principles and conditions of this social media policy or related policies may lead to disciplinary action, up to and including dismissal.

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Social Media Personal Usage Guidelines

1.

If you choose to identify yourself as an employee of the company, this should only be done in a manner which follows the guidelines as they relate to the potential reflection on the company’s reputation and standing. See specific guidelines on company related references.

❖ Company related references

Any reference / mention you make of the company / products etc. has the potential to negatively impact the company, therefore you should adhere to the following guidelines.

➢	You must not publish material that is defamatory, abusive or offensive in relation to any employee, manager, office holder, shareholder, supplier, customer or client of the organisation.
➢	You must not publish any confidential or business-sensitive information.

➢	You must not publish material that might reasonably be expected to have the effect of damaging the reputation or professional standing of the organisation.

➢	You may not give references as per the group policy

2.	Employees should regularly review privacy settings on social media platforms to ensure they provide sufficient personal protection and limit access by others.

3.	Social media activities must not interfere with your work commitments / responsibilities. They must also not interfere with company resources - Refer to IT resource usage policies.

4.	Your online presence reflects the company. Be aware that your actions captured via images, posts, videos or comments can also reflect on that of our company.

5.	Respect copyright laws, and reference or cite sources appropriately. Plagiarism applies online as well.

6.	Employees should regularly review privacy settings on social media platforms to ensure they provide sufficient personal protection and limit access by others.

7.	Be aware of data protection rules, you must not post colleagues’ details or pictures without their individual permission.

8.	Photographs of company events must not be posted online without the consent of all individuals in the photograph and you must bear in mind the item [.] above.

9.

From time to time certain company events may be organised where participation will imply consent for your picture or any recording or video to be published in a social media space. Events of this type will have a formal sign up process and participants will be notified in advance if implicit consent is part of the event. Any photographs utilised as part of this consent continue to be subject to all other company policies, in

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particular the dignity and respect policy. Should an individual have a specific objection to a published photograph, they can request that it is removed and the company would expect the publisher to comply with that request.

Particular care must be taken in relation to potential social media interaction or proposed interaction (e.g. Friend Requests etc.) to ensure that no employee policy, such as “Dignity and Respect” is breached. Managers especially must bear in mind the potential for placing an employee under pressure by making such requests and they must respect the right to privacy of the employee.

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14.	ILIM’s Policy Statement on Fraud

MiFID Regulations

ILIM is obliged under MiFID to act honestly, fairly and professionally in accordance with the best interest of its clients. In addition, MiFID includes specific prudential requirements (Reg. 33-37) to ensure firms are well run with the appropriate internal systems and controls to help mitigate against risks, including fraud. ILIM has a dedicated Compliance and Business Risk function in accordance with these requirements. By being MiFID compliant, ILIM is operating to the highest European regulatory standards.

Fraud Policy

This policy applies to any irregularity, or suspected irregularity, involving employees as well as consultants, contractors and/or any other parties with a business relationship with ILIM. This policy should be read in conjunction with the GWL Anti-Bribery and Corruption Policy.

Policy Statement

ILIM requires all staff at all times to act honestly and with integrity and to safeguard the resources (including data) for which they are responsible. Fraud is an ever present threat to these resources and must be a concern to all members of staff. The purpose of this statement is to set out staff’s responsibilities with regard to the prevention of fraud.

What is Fraud?

No precise legal definition of fraud exists. For practical purposes fraud may be defined as an intentional misrepresentation of facts made by one person to another with the intention to deceive others, obtain an advantage, avoid a loss or an obligation, or cause loss to another party. Fraud can include activities such as but not limited to theft, deception, bribery, forgery, corruption, misappropriation of company funds or property, false accounting and conspiracy to commit these offences.

Fraud Liaison Officer

ILIM has appointed Donal Woodcock as the Fraud Liaison Officer for the firm. Donal is the point of contact for any queries or concerns that staff may have. In addition, Donal will liaise with the business units and provide guidance, as and when required.

Raising a Concern

Staff are required to promptly report any known or suspected breach of this Policy to your line manager. Where genuine concerns are raised in good faith regarding a fraud or suspected fraud, such incidents will be fully investigated and appropriate action will be taken.

ILIM as part of the GWL Group has the following fraud prevention and detection policies, procedures and strategies in place:

●	GWL Code of Business conduct and Ethics;
●	Irish Life Speaking Up Policy;
●	Irish Life Information Security Policy;
●	Operational Risk and Compliance framework;
●	Internal Audits- planned audits and spot checks; and
●	Centralised core business units (e.g. HR and Procurement)

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ILIM is responsible for:

●	Developing and maintaining effective controls to deter and detect fraud;
●	Ensuring staff are aware of their fraud responsibilities;
●	Carrying out a vigorous and prompt investigation, if fraud is suspected;
●	Taking appropriate legal and/or disciplinary action against perpetrators of fraud; and
●	Taking appropriate legal and/or disciplinary action where supervisory failures have contributed to the commission of the fraud.

ILIM’s Managers are responsible for:

●	Identifying the risk to which systems and procedures are exposed;
●	Developing and maintaining effective controls to prevent and detect fraud; and
●	Ensuring that controls are being complied with.

Individual members of staff are responsible for:

●

Acting appropriately in the use of ILIM resources and in the handling and use of client funds whether they are involved with cash or payments systems, receipts, dealing with contractors or suppliers, brokers, clients, dealing, settlements or encashments. Reporting details immediately (to their line manager or next most senior manager) if they suspect that a fraud has been committed or see any suspicious acts or events.

ILIM Controls & Procedures to Mitigate the Risks of Fraud

ILIM has organisational controls in place to mitigate against the risk of possible fraud, including:

●	Strict segregation of duty between front and back offices;
●	Independent Compliance and Risk function who conduct a risk based monitoring programme in line with Group standards;
●	Regular review of ILIM’s business risks and the controls in place to mitigate these risks
●	Annual internal audit plan for the business;
●

Regular independent reviews of business activity by Compliance and Business Risk; Annual training for all staff members, (e.g. AML, GWL Code of Business Conduct and Ethics, ILIM Code of Conduct, Information Security Awareness and Operational Risk)

ILIM also has comprehensive internal policies and procedures to mitigate against the risk of possible fraud, which are available to staff on ILIM’s Procedure Repository.

●	The ILIM Code of Conduct for Employees is rolled out annually to all ILIM employees on a read and understand basis. The Code contains the following policies:
¡	Anti-Money Laundering & Terrorist Financing Procedures, which incorporates suspicious transaction reporting to ILIM’s MLRO (Jeff Kelly);
¡	Personal Account Dealing Procedures;
¡	Insider Dealing & Market Abuse Procedures;
¡	Gift & Inducements Policy;
¡	Conflicts of Interest Policy;
¡	Data Protection Policy & Procedures;
¡	Complaints Policy;
¡	Confidentiality/Secrecy Policy;
●	Chinese Walls Procedures;
●	Client Assessment reviews incorporating suitability;

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●	Execution Policy, which includes client order handling and broker approval & set-up; and
●	Fitness & Probity Procedures

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